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                                  EXHIBIT 23.4



                              ACCOUNTANTS' CONSENT



The Board of Directors
Davidson & Associates, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of CUC International Inc. of our report dated February 21, 1996, with respect to the consolidated balance sheets of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K of CUC International Inc. dated July 24, 1996, filed with the Commission on September 17, 1996.


KPMG PEAT MARWICK LLP

Long Beach, California
February 11, 1997